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Exhibit 7(a)

SHARE EXCHANGE AGREEMENT

        This Share Exchange Agreement (this "Agreement") is dated as of August 18, 2003, by and among each of the Persons, severally and not jointly, whose names are set forth on the Schedule of Stockholders attached hereto as Exhibit A (each referred to herein individually as a "Stockholder" and collectively as the "Stockholders") and Liberty Media Corporation, a Delaware corporation ("Liberty"). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto on Annex A.

RECITALS

        A.    Each Stockholder holds the number of shares of Class B common stock, par value $0.01 per share (the "Class B Shares"), of UnitedGlobalCom, Inc., a Delaware corporation ("UGC"), set forth opposite such Stockholder's name on Exhibit A attached hereto.

        B.    Each Stockholder desires to exchange its Class B Shares for a cash payment calculated for such Stockholder in accordance with Exhibit A hereto (the "Cash Consideration") and for shares of Liberty Series A common stock, par value $0.01 per share (the "Liberty Shares"), and Liberty desires to acquire the Class B Shares in exchange for the Cash Consideration and the issuance to each Stockholder of the number of Liberty Shares set forth opposite such Stockholder's name on Exhibit A in a transaction that is intended to be a fully taxable exchange of Class B Shares for Liberty Shares and the Cash Consideration by all Stockholders for U.S. federal income tax purposes (the exchange of the Stockholders' Class B Shares for the Cash Consideration and Liberty Shares is referred to herein as the "Exchange").

        C.    By virtue of the Exchange, that certain Stockholders Agreement (the "Stockholders Agreement"), dated as of January 30, 2002, among UGC, Liberty, certain Subsidiaries of Liberty and the Persons designated on the signature pages thereof as Founders (the "Founders") will terminate in accordance with its terms. The Founders include certain of the Stockholders and certain other Persons. Upon termination of the Stockholders Agreement, the following agreements, each dated as of January 30, 2002, will terminate in accordance with their respective terms:

  (1)
  the Standstill Agreement among UGC, Liberty and certain Liberty subsidiaries (the "Old Standstill Agreement") and

  (2)
  the Voting Agreement among UGC and the Founders (the "Voting Agreement").

        D.    The Stockholders have required, as a condition of the Exchange, that Liberty enter into a standstill agreement in the form attached hereto as Exhibit B with such changes, if any, as Liberty and UGC may mutually agree (the "New Standstill Agreement"). Liberty has required, as a condition to the Exchange, that the Stockholders and Founders enter into an agreement in the form attached hereto as Exhibit C with such changes, if any, as Liberty and the Deciding Stockholders may mutually agree, acknowledging termination of their rights under the Stockholders Agreement, the Voting Agreement and the New United Founders Agreement (the "Termination Agreement").

        In consideration of the foregoing recitals and the mutual promises set forth below, the parties agree as follows:

SECTION 1: THE EXCHANGE

1.1   Class B Shares.

        In consideration of the issuance and delivery of the Liberty Shares and the payment of the Cash Consideration and in reliance on the representations and warranties of Liberty contained in this Agreement, at the Closing each Stockholder will transfer and deliver to Liberty or its designee (which for all purposes of this Agreement shall not include UGC or a Subsidiary of UGC) the number of

Class B Shares specified opposite such Stockholder's name on Exhibit A (as appropriately adjusted to reflect the effect of any stock splits, reverse splits, stock or other dividends or distributions or any similar event affecting the Class B Shares), together with the right to receive all unpaid dividends or other distributions declared or otherwise payable with respect thereto (collectively, the "Transferred B Shares").

1.2   Liberty Shares, Cash.

        In consideration of the transfer and delivery to Liberty or its designee of all and not less than all the Transferred B Shares of all Stockholders and in reliance on the representations and warranties of the Stockholders contained in this Agreement, at the Closing Liberty will issue and deliver to each of the Stockholders the number of Liberty Shares set forth opposite such Stockholder's name on Exhibit A (as appropriately adjusted to reflect the effect of any stock splits, reverse splits, stock dividends or any similar event affecting the Liberty Shares) and pay to each of the Stockholders the Cash Consideration calculated for such Stockholder in accordance with Exhibit A. In the event of a distribution by Liberty to its stockholders generally of any material assets of Liberty or of any rights to acquire any material assets of Liberty the record date or, if there is no record date, the effective date for which occurs after the date of this Agreement and prior to the Closing, in connection with which distribution options to purchase Liberty Shares outstanding under the Liberty Media Corporation 2000 Incentive Plan are generally adjusted to change the number and/or kind of securities or assets purchasable upon exercise thereof, then, at Liberty's election, either (i) the Liberty Shares issuable to each Stockholder at the Closing will be appropriately adjusted in a substantially equivalent manner or (ii) Liberty will make such arrangements as may be appropriate so that at and subject to the Closing each Stockholder will receive the assets (or, in the case of rights, rights exercisable on and subject to substantially the same terms) that would have been distributed with respect to the Liberty Shares delivered to it at the Closing had such Liberty Shares been outstanding and held by it at the record date or effective date, as applicable.

SECTION 2: CLOSING DATES; DELIVERY

2.1   Closing Date.

        The closing of the Exchange (the "Closing") shall take place at 9:00 a.m. on the third business day following the date that all conditions thereto as specified in Sections 5 and 6 have been satisfied or validly waived, at the offices of Holme Roberts & Owen llp, 1700 Lincoln Street, Suite 4100, Denver, Colorado 80203, or at such other time or place as Liberty and the Deciding Stockholders may mutually agree (such date is hereinafter referred to as the "Closing Date").

2.2   Closing Deliveries.

        At the Closing, the following shall occur:

        (a)    Deliveries of the Stockholders.    Subject to the terms and conditions hereof, each Stockholder shall deliver to Liberty or its designee the following: (i) one or more certificates representing the Transferred B Shares, duly endorsed and in proper form for transfer to Liberty or its designee accompanied by duly executed instruments of transfer in blank, (ii) a counterpart to the Registration Rights Agreement in the form of Exhibit D attached hereto with such changes, if any, as Liberty and the Deciding Stockholders may mutually agree (the "Registration Rights Agreement") duly executed by such Stockholder, and (iii) such other documents as shall be necessary or appropriate, as Liberty or its counsel shall reasonably request, to carry out the purposes and intent of this Agreement.

        (b)    Deliveries of Liberty.    Subject to the terms and conditions hereof, Liberty shall deliver to each Stockholder the following: (i) one or more certificates representing the number of Liberty Shares to be issued and delivered to such Stockholder at the Closing as specified on Exhibit A, (ii) the Cash Consideration to be paid to such Stockholder at the Closing calculated in accordance with Exhibit A, (iii) a counterpart to the Registration Rights Agreement duly executed by Liberty, and (iv) such other documents as shall be necessary or appropriate, as the Stockholders or their counsel shall reasonably request, to carry out the purposes and intent of this Agreement.

        (c)    Standstill Agreement.    Liberty and UGC will each execute and deliver a counterpart to the Standstill Agreement.

        (d)    Termination Agreement.    Each Person identified as a party to the Termination Agreement will execute and deliver a counterpart to the Termination Agreement.

SECTION 3: REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STOCKHOLDERS

        Each Stockholder, severally and not jointly, represents, warrants and covenants to Liberty as follows.

3.1   Organization.

        If such Stockholder is not a natural person, such Stockholder (a) is a corporation, limited liability company, partnership, trust or other entity duly incorporated or organized, validly existing and in good standing in the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the case of clause (b) or (c) where the failure to have such power or authority or to be so duly qualified or licensed and in good standing has not had and will not have a material adverse effect on the ability of such Stockholder to perform its obligations under, and consummate the transactions contemplated by, this Agreement (a "Stockholder Material Adverse Effect").

3.2   Authority.

        Such Stockholder, in the case of a natural person, has all requisite legal capacity and, in the case of a Stockholder that is not a natural person, has all requisite power and authority, in each case, to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. All action required on such Stockholder's part for the execution and delivery of this Agreement and, subject to the satisfaction of the conditions specified in Section 6, the execution and delivery of the Other Agreements and the performance by such Stockholder of its obligations under this Agreement and the Other Agreements (including the transfer and delivery of the Transferred B Shares), have been effectively taken. This Agreement has been, and prior to the Closing the Other Agreements will have been, duly executed and delivered by such Stockholder. This Agreement is, and the Other Agreements when executed and delivered will be, legal, valid and binding obligations of such Stockholder enforceable in accordance with their terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general application affecting enforcement of creditors' rights, (b) to the extent that general principles of equity restrict the availability of equitable remedies and (c) to the extent that the enforceability of the indemnification provisions in Section 9 of this Agreement and in Section 4 of the Registration Rights Agreement may be limited by applicable Laws.

3.3   No Violation.

        Except as set forth on Schedule 3.3, the execution, delivery and performance by such Stockholder of this Agreement and the Other Agreements do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (a) in the case of a Stockholder that is not a natural person, violate such Stockholder's certificate or articles of incorporation or formation, bylaws, partnership agreement, trust agreement, operating agreement, limited liability company agreement or other organizational documents, (b) violate any of the terms, conditions or provisions of any Law, License or Judgment to which such Stockholder or, to such Stockholder's actual knowledge, UGC or any of its Subsidiaries is subject or by which such Stockholder or its assets or, to such Stockholder's actual knowledge, UGC or any of its Subsidiaries or any of its or their respective assets are bound, except that no representation is made with respect to any foreign Law of any jurisdiction in which UGC does not, directly or through a Subsidiary, own assets or engage in business, or (c) assuming that the Required Stockholder Consents are given, made and obtained, result in a violation or breach of, or (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in a Lien on any of the assets of (i) such Stockholder pursuant to any Contract to which such Stockholder is a party or by which such Stockholder or any of its assets is bound, or (ii) to such Stockholder's actual knowledge, UGC or any of its Subsidiaries pursuant to any Contract to which UGC or any of its Subsidiaries is a party or by which UGC or any of its Subsidiaries or any of their respective assets are bound, except in the case of any Law (other than Delaware law), License or Judgment referred to in clause (b) and any Contract referred to in clause (c), as would not have a Stockholder Material Adverse Effect or, to the actual knowledge of such Stockholder, a Material Adverse Effect on UGC and its Subsidiaries, taken as a whole (a "UGC Material Adverse Effect").

3.4   Class B Shares; No Other Securities.

        Stockholder is the owner, beneficially and of record, of the number of Class B Shares set forth opposite its name on Exhibit A and, except as described on Exhibit A, does not own of record or beneficially any capital stock of UGC (other than Class A common stock) or any capital stock of any of UGC's Subsidiaries. Except as described on Exhibit A, Stockholder does not own, beneficially or of record, and is not a party to any subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any nature relating to the capital stock or other securities or ownership interests of UGC or any of UGC's Subsidiaries (including any phantom shares, phantom equity interests or stock or equity appreciation rights) or Contract obligating UGC or any of UGC's Subsidiaries at any time or upon the happening of any event, to issue, transfer, deliver, sell, repurchase, redeem or otherwise acquire, or caused to be issued, transferred, delivered, sold, repurchased, redeemed or otherwise acquired, any of its capital stock or any phantom shares, phantom equity interests or stock or equity appreciation rights, or other ownership interests or obligating UGC or any of UGC's Subsidiaries to grant, extend or enter into any such subscription, option, warrant, put, call, trust, right, exchangeable or convertible security, commitment or agreement. Such Stockholder has good and valid title to such Class B Shares. All of such Class B Shares are duly authorized, validly issued, fully paid and nonassessable, and are free and clear of all Liens and not subject to any Restrictions except as set forth on Exhibit A. Upon delivery by such Stockholder to Liberty of certificates representing the Transferred B Shares, good and valid title to such Transferred B Shares will pass to Liberty, free and clear of any Liens and not subject to any Restrictions other than (a) restrictions on transfer under federal or state securities laws or (b) Liens or Restrictions imposed by action of Liberty or its designee. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the conversion of such Transferred B Shares into any other security. The Transferred B Shares represent all of the issued and outstanding Class B Shares (except for Class B Shares that may be issued upon the conversion of shares of Class C common stock of UGC). Such Stockholder's U.S. federal income tax basis for the Transferred B Shares is as set forth on Exhibit A. The state to which each Stockholder is required to pay state income tax with respect to gain realized on account of the Exchange is as set forth on Exhibit A.

3.5   Consents.

        Other than the matters listed on Schedule 3.5 (the "Required Stockholder Consents"), no consent, authorization, approval, permit, license or waiver of, notice to or Filing with any Person is required on behalf of such Stockholder or, to the actual knowledge of such Stockholder, UGC or any of its Subsidiaries in connection with the execution, delivery or performance of this Agreement or the Other Agreements or the consummation of the transactions contemplated hereby and thereby, the failure of which to be obtained, given or made, individually or in the aggregate, would have a Stockholder Material Adverse Effect or a UGC Material Adverse Effect.

3.6   Interested Party Transactions.

        Schedule 3.6 lists each Contract between (a) (i) such Stockholder, (ii) any Family Member of such Stockholder or (iii) any Affiliate of such Stockholder or any Family Member of such Stockholder (excluding UGC or any of UGC's Subsidiaries in which such Stockholder or such Family Member of such Stockholder has no ownership interest except by virtue of the ownership of UGC common stock or of less than 1% of the outstanding stock of such Subsidiary), on the one hand, and (b) UGC or any of UGC's Subsidiaries, on the other hand.

3.7   Legal Proceedings.

        There is no Judgment outstanding or any Legal Proceeding by or before any Governmental Entity or any arbitrator pending, or to such Stockholder's actual knowledge threatened, against such Stockholder that, individually or in the aggregate, could reasonably be expected to have a Stockholder Material Adverse Effect or a UGC Material Adverse Effect. To such Stockholder's actual knowledge, there is no Judgment outstanding or any Legal Proceeding by or before any Governmental Entity or any arbitrator pending or threatened against UGC or any of UGC's Subsidiaries that, individually or in the aggregate, could have a Stockholder Material Adverse Effect or a UGC Material Adverse Effect.

3.8   Disclosure.

        To the actual knowledge of such Stockholder, none of the Company Commission Filings contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.9   Investment Representations.

        Such Stockholder understands that the Liberty Shares have not been registered under the Securities Act or under any securities law of any state or other jurisdiction. Stockholder also understands that the Liberty Shares are being offered and sold pursuant to an exemption from registration based in part on such Stockholder's representations contained in this Agreement.

        (a)    Stockholder Bears Economic Risk.    Such Stockholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Liberty and is capable of evaluating the merits and risks of its investment in Liberty. Such Stockholder understands that it must bear the economic risk of this investment indefinitely unless the Liberty Shares are registered pursuant to the Securities Act, or an exemption from registration is available, and that Liberty has no present intention of registering the Liberty Shares, except as provided in the Registration Rights Agreement. Such Stockholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Stockholder to transfer all or any portion of the Liberty Shares under the circumstances, in the amounts or at the times such Stockholder might propose.

        (b)    Acquisition for Own Account.    Such Stockholder is acquiring the Liberty Shares for its own account for investment only, and not with a view towards their distribution.

        (c)    Stockholder Can Protect Its Interest.    By reason of such Stockholder's business or financial experience, such Stockholder has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and the Other Agreements.

        (d)    Company Information.    Such Stockholder has had an opportunity to discuss Liberty's business, management and financial affairs with Liberty's management, and has had the opportunity to ask questions of and receive answers from Liberty and its management regarding the terms and conditions of this investment.

        (e)    Rule 144.    Such Stockholder acknowledges that the Liberty Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Such Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Liberty, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

        (f)    Investment Decision.    If such Stockholder is a natural person, Stockholder resides in the state identified in the address of Stockholder set forth on the signature pages hereto. If such Stockholder is not a natural person, then the office of such Stockholder in which its investment decision was made is located at the address of such Stockholder set forth on the signature pages hereto.

        (g)    Accredited Investor.    Such Stockholder is familiar with Regulation D promulgated under the Securities Act and has concluded in consultation with legal counsel, that such Stockholder is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the Securities Act. Without limiting the generality of the foregoing, such Stockholder is one or more of the following: (i) an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership not formed for the specific purpose of acquiring the Liberty Shares, with total assets in excess of $5,000,000; (ii) a natural person who has an individual net worth, or joint net worth with that person's spouse, which on the date hereof exceeds $1,000,000; (iii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; (iv) a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Liberty Shares, whose purchase is directed by a Person who has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment; or (v) an entity in which all the equity owners are "accredited investors," as described in (i) through (v) above.

        (h)    Legends.    Such Stockholder acknowledges that the certificate(s) for the Liberty Shares issued to such Stockholder may bear restrictive legends as appropriate to comply with applicable securities laws.

3.10   No Liquidation.

        With respect to any Stockholder that is a corporation or that is treated as a corporation for U.S. federal income tax purposes or any Person Controlling such a Stockholder, such Stockholder and such Person each has no plan or intention to distribute to the securityholders of such Stockholder substantially all such Stockholder's assets, or liquidate such Stockholder, as part of the same plan as the Exchange.

SECTION 4: REPRESENTATIONS, WARRANTIES AND COVENANTS OF LIBERTY

        Liberty represents and warrants to each Stockholder as follows:

4.1   Organization.

        Liberty (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the case of clause (b) or (c) where the failure to have such power and authority or to be so duly qualified or licensed and in good standing has not had and will not have (i) a material adverse effect on the ability of Liberty to perform its obligations under, and consummate the transactions contemplated by, this Agreement, or (ii) a Material Adverse Effect on Liberty and its Subsidiaries taken as a whole (collectively, a "Liberty Material Adverse Effect").

4.2   Authority.

        Liberty has all requisite corporate power and authority to execute and deliver this Agreement and the Other Agreements and to perform its obligations hereunder and thereunder. All action required on Liberty's part for the execution and delivery of this Agreement and, subject to the satisfaction of the conditions specified in Section 5, the execution and delivery of the Other Agreements and the performance by Liberty of its obligations under this Agreement and the Other Agreements (including the issuance and delivery of the Liberty Shares), have been effectively taken. This Agreement has been, and prior to the Closing the Other Agreements will have been, duly executed and delivered by Liberty. This Agreement is, and the Other Agreements when executed and delivered will be, legal, valid and binding obligations of Liberty enforceable in accordance with their terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general application affecting enforcement of creditors' rights, (b) to the extent that general principles of equity restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in Section 9 of this Agreement and in Section 4 of the Registration Rights Agreement may be limited by applicable Laws.

4.3   No Violation.

        Except as set forth on Schedule 4.3, the execution, delivery and performance by Liberty of this Agreement and the Other Agreements do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate Liberty's certificate of incorporation or bylaws, (b) violate any of the terms, conditions or provisions of any Law, License or Judgment to which Liberty or any of its Subsidiaries is subject or by which its assets are bound, except that no representation is made with respect to any foreign Law of any jurisdiction in which Liberty does not, directly or through a Subsidiary, own assets or engage in business, or (c) assuming that the Required Liberty Consents are given, made and obtained, result in a violation or breach of, or (with or without the giving of notice or lapse of time or both) constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in a Lien on any of the assets of Liberty or any of its Subsidiaries pursuant to any Contract to which Liberty or any of its Subsidiaries is a party or by which Liberty or any of its Subsidiaries or any of its assets is bound, except in the case of any Law (other than Delaware law), License or Judgment referred to in clause (b) and any Contract referred to in clause (c), as would not have a Liberty Material Adverse Effect.

4.4   Consents.

        Other than the matters listed on Schedule 4.4 (the "Required Liberty Consents"), no consent, authorization, approval, permit, license or waiver of, notice to, or Filing with, any Person is required, on behalf of Liberty, in connection with the execution, delivery and performance by Liberty of this Agreement or the Other Agreements or the consummation of the transactions contemplated hereby and thereby, the failure of which to be obtained, given or made, individually or in the aggregate, would have a Liberty Material Adverse Effect.

4.5   Liberty Shares.

        When issued to the Stockholders at the Closing against receipt of the consideration therefor in accordance with this Agreement, the Liberty Shares shall be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all Liens and not subject to any Restrictions, except (a) restrictions on transfer under federal or state securities laws and (b) any Liens or Restrictions imposed by action of a Stockholder.

4.6   Legal Proceedings.

        There is no Judgment outstanding, or any Legal Proceeding by or before any Governmental Entity or any arbitrator pending or, to Liberty's actual knowledge, threatened in writing, against Liberty or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Liberty Material Adverse Effect.

4.7   Disclosure.

        Liberty has filed and prior to the Closing will file with the Commission all reports, registration statements, proxy statements and other documents (including exhibits and in each case together with all amendments thereto) required to be filed by it with the Commission since December 31, 2001 (all such reports, registration statements, proxy statements and other documents (including exhibits and in each case together with all amendments thereto) the "Liberty Commission Filings"). None of the Liberty Commission Filings contained, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.8   Investment Representation.

        Liberty understands that it is acquiring the Transferred B Shares for investment purposes and acknowledges that the Transferred B Shares may not be sold without registration under the Securities Act and applicable state laws unless an exemption is available therefrom.

SECTION 5: CONDITIONS TO LIBERTY'S OBLIGATIONS

        Liberty's obligations to consummate the transactions contemplated by this Agreement (including to purchase the Transferred B Shares, pay the Cash Consideration and issue the Liberty Shares at the Closing) are subject to the satisfaction at or prior to the Closing of the following conditions:

5.1   Representations and Warranties; Covenants.

        The representations and warranties of each Stockholder in this Agreement shall have been true and correct in all material respects when made (except for any representations or warranties that are limited by their terms to a material adverse effect or other concept of materiality, which representations or warranties shall have been true and correct in all respects), and shall be true and correct in all material respects on the Closing Date (except for any representations or warranties that are limited by their terms to a material adverse effect or other concept of materiality, which representations or warranties shall be true and correct in all respects) with the same force and effect as if they had been made on and as of said date; provided that, for purposes of this Section 5.1 only, any qualification in any representation or warranty to the "actual knowledge" (or similar term) of a Stockholder shall be disregarded. The Stockholders and each of them shall have complied with each of their covenants made in this Agreement in all material respects.

5.2   Proceedings and Documents.

        All proceedings in connection with the transactions contemplated hereby and all related documents shall be reasonably satisfactory to Liberty and it shall have received all such counterpart originals and copies of such documents as it may reasonably request, including (a) counterparts to the Registration Rights Agreement executed by the Stockholders, (b) a counterpart to the Standstill Agreement executed by UGC and (c) counterparts to the Termination Agreement executed by the signatories thereto.

5.3   Consents, Permits and Waivers.

        (a)   The Required Liberty Consents, the Required Stockholder Consents and any and all other consents, authorizations approvals, permits, licenses and waivers of, notices to and Filings with each Governmental Entity and other Person that are legally required in connection with consummation of the transactions contemplated by this Agreement shall have been obtained, given or made, as applicable, and shall be in full force and effect (except for such as may be properly obtained, given or made subsequent to the Closing as agreed upon by Liberty).

        (b)   UGC and its Subsidiaries shall have obtained all consents, authorizations, approvals, permits, licenses and waivers of, given all notices to and made all Filings with each Governmental Entity and other Person that Liberty shall reasonably determine are necessary or appropriate in connection with consummation of the transactions contemplated by this Agreement (and the same shall be in full force and effect) so as to avoid any violation or breach of, to not constitute (with or without the giving of notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments) under, to not give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay or make increased payments), to not result in the loss or modification of any material benefit under, and to not result in a Lien or Restriction on any of the material assets of UGC or any of its Subsidiaries pursuant to, any Law, Judgment or material Contract or License to which UGC or any of its Subsidiaries or any of their respective assets are subject or bound.

5.4   UPC Restructuring.

        The recapitalization and restructuring of UPC as described in the Company Commission Filings filed and publicly available as of the date of this Agreement shall have been consummated as described therein with only such non-substantial variations therefrom as may have been approved in advance by a majority vote of the Class C directors of UGC.

5.5   Listing of Liberty Shares.

        The Liberty Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

5.6   No Injunctions.

        There shall be no Injunction or other order issued by any Governmental Entity, and no other legal or regulatory prohibition shall be in effect, in each case that would prevent the consummation of the transactions contemplated by this Agreement or the Other Agreements.

5.7   No Adverse Enactment.

        There shall not have been any Law or Judgment proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, that, in Liberty's reasonable judgment (a) makes or may make this Agreement, the Other Agreements or any of the transactions contemplated hereby or thereby illegal or imposes or may impose damages or penalties in connection therewith, (b) requires or may require Liberty or any Subsidiary of Liberty (including UGC and its Subsidiaries following the Closing) to divest or hold separate any material portion of their respective assets or business as a result of the consummation of the transactions contemplated by this Agreement or the Other Agreements, (c) imposes or may impose material limitations on the ability of Liberty or any Subsidiary of Liberty to effectively exercise full rights of ownership of shares of capital stock of UGC (including the right to vote such shares on all matters properly presented to the stockholders of UGC in the manner specified in the certificate of incorporation and bylaws of UGC) or makes or may make the holding by Liberty or any Subsidiary of Liberty of any such shares illegal or subject to any materially burdensome requirement or condition, (d) requires or may require Liberty or any Subsidiary of Liberty (including UGC and its Subsidiaries following the Closing) to cease or refrain from engaging in any material business as a result of the consummation of the transactions contemplated by this Agreement or the Other Agreements, or (e) increases, or may increase, in any material respect the liabilities or obligations of Liberty or any Subsidiary of Liberty (including UGC and its Subsidiaries following the Closing) arising out of this Agreement or the Other Agreements or any of the transactions contemplated hereby or thereby.

5.8   No Material Adverse Change.

        No Material Adverse Change with respect to UGC shall have occurred since the date of this Agreement, except to the extent that such change, event, or effect is attributable to or results from (a) changes affecting the securities or capital markets or economic conditions generally in the country or countries in which UGC and its Subsidiaries conduct their businesses, (b) changes affecting the industries in which UGC and its Subsidiaries operate generally (as opposed to changes affecting UGC or any of its Subsidiaries specifically or predominantly) or (c) changes in generally accepted accounting principles in the United States. Neither the UGC Board nor any committee thereof shall have authorized or approved the taking of any action by UGC or its Subsidiaries by a vote that did not include a majority of the Class C Directors on the UGC Board or the applicable committee (if a majority of the Class C Directors on the UGC Board approved the delegation of such matter to such committee).

5.9   Interested Party Transactions.

        Each of the Contracts that are listed on Schedule 3.6 that Liberty shall have indicated to the Stockholders at least three Business Days prior to the Closing are to be terminated at or prior to the Closing shall have been terminated without any continuing liability of, or the payment of any termination or other fee, penalty or other consideration of any kind whatsoever by, UGC or any of its Subsidiaries.

5.10 UGC Board.

        (a)   Immediately prior to the Closing, and in such order as Liberty may have requested, Messrs. Carollo and Rochelle, Ms. Wilde and one additional director (other than Michael Fries and any Class C Director) as determined by the Deciding Stockholders at least three Business Days prior to the Closing shall have resigned from UGC's Board of Directors and four nominees of Liberty designated by Liberty at least three Business Days prior to the Closing shall have been appointed, by unanimous vote of the UGC Board of Directors, to the UGC Board of Directors, so that the composition of the Board of Directors of UGC at the time of the Closing shall be as set forth on Schedule 5.10 (the "Reconstituted UGC Board").

        (b)   Immediately after the resignations and appointments referred to in Section 5.10(a), those of the Stockholders and Founders that serve on the board of directors or similar governing body of any Subsidiary or Affiliate of UGC shall have tendered their resignations therefrom to the Reconstituted UGC Board and any vacancies created by any of such resignations as are accepted by the Reconstituted UGC Board shall have been filled with such persons as the Reconstituted UGC Board may have designated, which, in the discretion of the Reconstituted UGC Board, may include one or more of the Stockholders or Founders.

SECTION 6: CONDITIONS TO STOCKHOLDERS' OBLIGATIONS

        The Stockholders' obligations to consummate the transactions contemplated by this Agreement (including to transfer and deliver the Transferred B Shares and to accept the Liberty Shares and the Cash Consideration at the Closing) are subject to the satisfaction at or prior to the Closing of the following conditions:

6.1   Representations and Warranties; Covenants.

        The representations and warranties of Liberty in this Agreement shall have been true and correct in all material respects when made (except for any representations or warranties that are limited by their terms to a material adverse effect or other concept of materiality, which representations and warranties shall have been true and correct in all respects), and shall be true and correct in all material respects on the Closing Date (except for any representations or warranties that are limited by their terms to a material adverse effect or other concept of materiality, which representations and warranties shall have been true and correct in all respects) with the same force and effect as if they had been made on and as of said date. Liberty shall have complied with each of its covenants made in this Agreement in all material respects.

6.2   Proceedings and Documents.

        All proceedings in connection with the transactions contemplated hereby and all related documents shall be reasonably satisfactory to the Stockholders and the Stockholders shall have received all such counterpart originals or copies of such documents as they may reasonably request, including a counterpart to the Registration Rights Agreement executed by Liberty. Liberty shall have executed and delivered to UGC a counterpart to the New Standstill Agreement.

6.3   Consents, Permits, and Waivers.

        The Required Stockholder Consents and any and all other consents, approvals, permits, licenses and waivers of, notices to and Filings with each Governmental Entity and other Person that are legally required in connection with consummation of the transactions contemplated by this Agreement shall have been obtained, given or made, as applicable, and shall be in force and effect (except for such as may be properly obtained, given or made subsequent to the Closing as agreed upon by the Deciding Stockholders), in each case except if the failure to have obtained, given or made and to have in force and effect such consent, approval, permit, license, wavier, notice or Filing would not have a Stockholder Material Adverse Effect, a Liberty Material Adverse Effect or a Material Adverse Effect on UGC.

6.4   Listing of Liberty Shares.

        The Liberty Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

6.5   No Injunctions.

        There shall be no Injunction or other order issued by any Governmental Entity, and no other legal or regulatory prohibition shall be in effect, in each case that would prevent the consummation of the transactions contemplated by this Agreement or the Other Agreements.

6.6   Promissory Notes.

        The date of final maturity of the Promissory Notes, and the obligations of United with respect to each of the Promissory Notes pursuant to its existing guarantees, shall have been extended on their current terms to January 30, 2009.

SECTION 7: TERMINATION OF AGREEMENT

7.1   General.

        This Agreement may be terminated and the transactions contemplated hereby abandoned (a) at any time prior to the Closing by the mutual consent of Liberty and the Deciding Stockholders or (b) at any time after December 31, 2003, by the Deciding Stockholders or by Liberty, by giving written notice of termination to the other parties if the Closing shall not have occurred on or prior to December 31, 2003; provided, however, that (i) the right to terminate this Agreement under this clause (b) shall not be available to the Deciding Stockholders, on the one hand, or Liberty, on the other hand, if the failure of the Closing to occur prior to such date was the result of (x) in the case of the Deciding Stockholders, any breach by any one or more of the Stockholders of any of the representations, warranties, covenants or agreements of any such Person contained in this Agreement or (y) in the case of Liberty, any breach by Liberty of any of its representations, warranties, covenants or agreements contained in this Agreement; and (ii) if the failure of the Closing to occur on or prior to December 31, 2003 results from the failure of the condition set forth in Section 5.3, Section 5.7 or Section 6.3 to be satisfied or waived on or prior to such date and such failure is curable, Liberty or the Deciding Stockholders may, but shall not be required to, by notice to the other extend such date up to March 31, 2004.

7.2   Effect of Termination.

        In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto, unless such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement.

SECTION 8: CERTAIN COVENANTS

8.1   Reasonable Efforts.

        Subject to the terms and conditions of this Agreement and applicable Law, each of the parties shall, and the Stockholders shall use reasonable efforts to cause UGC and its Subsidiaries and their respective employees and representatives to, use their respective commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such party's obligation to consummate the transactions contemplated by this Agreement to be satisfied. Without limiting the generality of the foregoing, the Stockholders shall use reasonable efforts to cause UGC and its Subsidiaries and their respective employees and representatives to:

        (a)   consult and fully cooperate with and provide reasonable assistance to Liberty and its representatives in determining what consents, approvals, authorizations, permits, licenses and waivers of, notices to and Filings with any Governmental Entity or other Person are required in order to satisfy the conditions set forth in Section 5.3(b); and

        (b)   give all notices to, make all Filings with and use commercially reasonable efforts to obtain all consents, approvals, authorizations, permits, licenses and waivers from any Governmental Entity or other Person referred to in clause (a) above and the Required Liberty Consents and consult and fully cooperate with, provide necessary information to and provide reasonable assistance to Liberty and its representatives in taking any of such actions required of Liberty.

        The parties shall, and the Stockholders shall use their reasonable efforts to cause UGC and its Subsidiaries to, keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity or other Person and shall use commercially reasonable efforts to comply promptly with any inquiry or request and provide any supplemental information requested in connection with the Filings made or required to be made hereunder. Prior to making any application to or Filing with any Governmental Entity or other Person in connection with this Agreement, each party shall, and the Stockholders shall use their reasonable efforts to cause UGC and its Subsidiaries to, provide each party hereto with drafts thereof and a reasonable opportunity to comment on such drafts. The parties will, and the Stockholders shall use their reasonable efforts to cause UGC and its Subsidiaries to, cooperate with and assist one another in any challenge by any Person of the applicability to the transactions contemplated by this Agreement of any state takeover Law (or similar Laws of any other jurisdiction) and, if any additional steps are necessary, will take all reasonable steps to exempt the transactions contemplated by this Agreement from any applicable state takeover Law or similar Law of any other jurisdiction.

        Notwithstanding the foregoing, nothing contained herein shall require any party, any of their respective Affiliates, UGC or any UGC Subsidiary to agree to any Onerous Conditions. Each of the parties shall, and the Stockholders shall use their reasonable efforts to cause UGC and its Subsidiaries to, give each party prompt written notice of any proposal or action by any Governmental Entity or other Person to impose an Onerous Condition.

8.2   Publicity.

        Liberty and the Stockholders will reasonably cooperate with each other in connection with the issuance of mutually acceptable press releases to be issued on or promptly after the date of this Agreement announcing the transactions contemplated hereby. Each of the parties agrees not to, and to cause each of their respective Subsidiaries not to, and will use reasonable efforts to cause UGC and its Subsidiaries not to, issue, or cause or permit to be issued, any press release or other public statement regarding this Agreement or the transactions contemplated hereby without consulting with the other parties prior to making such release or statement, except, if, in the judgment of the disclosing party, such release or statement may be required by Law (including the rules and regulations of the Commission) or by any securities exchange or association on which such party's or UGC's or its Subsidiaries' securities are traded (including pursuant to any listing agreement), in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement (so as to confirm the accuracy of any statements therein regarding such other party, among other things) in advance of such issuance. Actions by and notice to the Deciding Stockholders shall be deemed for purposes of this Section 8.2 to be actions by and notices to all Stockholders.

8.3   Access to Information.

        Upon reasonable notice, and subject to the terms and conditions hereof, each Stockholder will, and will use reasonable efforts to cause UGC and each of its Subsidiaries to, afford Liberty and its accountants, attorneys and other representatives reasonable access during the period prior to the Closing to (a) all of such Stockholder's properties, books, Contracts, commitments and records relating to UGC and its Subsidiaries, (b) all properties, books, Contracts, commitments and records of UGC and its Subsidiaries, and (c) all other information in the possession of such Stockholder, UGC and UGC's Subsidiaries concerning the business, properties and personnel of UGC and its Subsidiaries as Liberty may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 8.3 shall affect or be deemed to modify any representation, warranty or condition contained herein.

8.4   No Solicitation.

        (a)   Such Stockholder has ceased all, and will not engage in any, discussions and/or negotiations with any Persons directly or indirectly relating to the sale or other disposition of all or any portion of the Class B Shares, or the voting thereof (an "Alternate Transaction"). Each Stockholder will not, directly or indirectly through any officer, director, employee, representative, agent, financial advisor or otherwise, solicit, initiate or encourage inquiries or proposals or offers from any Person regarding an Alternate Transaction.

        (b)   Each Stockholder will not, and will use its reasonable efforts to cause UGC and each of its Subsidiaries not to, directly or indirectly, through any officer, director, employee, representative, agent, financial advisor or otherwise, solicit, initiate or encourage inquiries or submission of proposals or offers from any Person relating to any sale or other disposition of all or any portion of the assets, business, properties (other than immaterial or insubstantial assets in the ordinary course of business), patents, patent applications or other intellectual property (including covenants not to sue, cross-licenses and exclusive licenses) of, or any equity interest in, UGC or any of its Subsidiaries or any business combination involving UGC or any of its Subsidiaries, whether by merger, consolidation, purchase or sale of assets, tender offer or otherwise or participate in any negotiation regarding, or furnishing to any other Person any information with respect to, or otherwise cooperate in any way with, or assist in, facilitate or encourage, any effort or attempt by any other Person to do or seek to do any of the foregoing (any of the foregoing, an "Extraordinary Transaction"). In connection with any Extraordinary Transaction, nothing in this Section 8.4(b) shall be construed as requiring any director or officer of UGC or any of its Subsidiaries that are not wholly owned, directly or indirectly, by UGC to take any action that will constitute a breach of such director's or officer's fiduciary duties to the stockholders of UGC or such Subsidiary.

        (c)   Each Stockholder will vote or cause to be voted all relevant shares of capital stock of UGC or of any other Person held by such Stockholder and its respective Affiliates (other than UGC and its Subsidiaries) against any Extraordinary Transaction or Alternate Transaction that is presented or proposed at any time after the date of this Agreement and prior to the termination of this Agreement. Such Stockholder will notify Liberty immediately if any inquiries or proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Stockholder, or, to the actual knowledge of such Stockholder and subject to any duties of confidentiality to which such Stockholder may be subject as a member of the board of directors or other governing body of UGC or any of its Subsidiaries, UGC or any of its Subsidiaries, in each case in connection with any of the foregoing.

8.5   Boards of Directors.

        Each applicable Stockholder shall tender, and use its reasonable efforts to cause the applicable Founders to tender, their resignations from the Board of Directors of UGC and the boards of directors or other governing bodies of the Subsidiaries of UGC as required to satisfy the conditions set forth in Section 5.10 and, with respect to the boards of directors or other governing bodies of the Subsidiaries of UGC, thereafter as may be requested from time to time by the Reconstituted UGC Board.

8.6   No Liquidation.

        No Stockholder that is a corporation or that is treated as a corporation for U.S. federal income tax purposes shall distribute to the securityholders of such Stockholder substantially all such Stockholder's assets, or liquidate such Stockholder, for a period of two years following the Closing.

8.7   Private Placement.

        Each Stockholder shall, from time to time, provide such assurances as Liberty may reasonably request to confirm the matters set forth in Section 3.9.

SECTION 9: INDEMNIFICATION

9.1   Indemnification by Stockholders.

        Each of the Stockholders, severally and jointly together with any other Stockholder Controlled by, Controlling or under common Control with such Stockholder, covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless Liberty and its officers, directors, partners, employees, consultants, agents and attorneys from and against:

        (a)   all losses, damages, liabilities, deficiencies, obligations, costs and expenses ("Losses") directly or indirectly resulting from or arising out of (A) any representation or warranty of such Stockholder contained in this Agreement not being true and correct when made or deemed made or (B) any nonperformance or breach of any covenant or agreement of such Stockholder contained in this Agreement; and

        (b)   all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts', and other fees, costs and expenses) relating to or resulting from any of the foregoing.

9.2   Indemnification by Liberty.

        Liberty covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the Stockholders and their respective (as applicable) officers, directors, partners, employees, consultants, agents and attorneys from and against:

        (a)   all Losses directly or indirectly resulting from or arising out of (A) any representation or warranty of Liberty contained in this Agreement not being true and correct when made or deemed made or (B) any nonperformance or breach of any covenant or agreement of Liberty contained in this Agreement; and

        (b)   all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts', and other fees, costs and expenses) relating to or resulting from any of the foregoing.

9.3   Indemnification Procedures.

        (a)   Any Person seeking indemnification under Section 9.2 or 9.3 hereof will give the party from whom such indemnification is sought (the "Indemnifying Party") prompt (which shall not be later than ten business days following receipt of written notice of such third party claim) notice of any third party claim, investigation, action, suit or proceeding with respect to which such indemnification is sought; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which such notifying Person (the "Indemnified Party") failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third party claim. In the case of any such third party claim, the Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Party to exercise full control of the defense, compromise or settlement of any third party claim, investigation, action, suit or proceeding unless the Indemnifying Party within a reasonable time after the giving of such notice by the Indemnified Party shall: (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 9.1 or 9.2 (as the case may be) are applicable to such claim, investigation, action, suit or proceeding and that the Indemnifying Party will indemnify such Indemnified Party in respect of such claim, action or proceeding pursuant to the terms of Section 9.1 or 9.2 (as the case may be), (ii) notify such Indemnified Party in writing of the Indemnifying Party's intention to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such claim, investigation, action, suit or proceeding.

        (b)   If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding in accordance herewith, then such Indemnified Party shall cooperate with the Indemnifying Party in any manner that the Indemnifying Party reasonably may request in connection with the defense, compromise or settlement thereof. If the Indemnifying Party so assumes the defense of any such claim, investigation, action, suit or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action (in either of which cases the Indemnifying Party shall not have the right to control the defense, compromise or settlement of such action on behalf of the Indemnified Party), and in any such case described in clauses (i), (ii) or (iii) the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. No Indemnified Party shall settle or compromise or consent to entry of any judgment with respect to any such action for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless the Indemnifying Party shall have failed, after reasonable notice thereof, to undertake control of such action in the manner provided above in this Section 9.3 to the extent the Indemnifying Party was entitled to do so pursuant to Section 9.3. The Indemnifying Party shall not, without the written consent of such Indemnified Party, settle or compromise or consent to entry of any judgment with respect to any such claim, investigation, action, suit or proceeding (x) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, or (y) that does not include as an unconditional term thereof the giving by the claimant, party conducting such investigation, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such claim, action, suit or proceeding.

SECTION 10: MISCELLANEOUS

10.1   Governing Law.

        This Agreement shall be governed in all respects by the laws of the State of Colorado, without giving effect to the conflicts of laws principles thereof, except that the Delaware General Corporation Law shall govern with respect to matters of corporate law.

10.2   Survival.

        The representations, warranties, covenants and agreements made herein shall survive the Closing of the transactions contemplated hereby.

10.3   Successors and Assigns.

        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Stockholder or Liberty, in whole or in part (whether by operation of law or otherwise), without the prior written consent of Liberty or the Deciding Stockholders, respectively, and any attempt to make any such assignment without such consent shall be null and void. Notwithstanding the foregoing, (a) the rights and obligations of The Gene W. Schneider Family Trust may be assigned to The GWS Trust in connection with a transfer by The Gene W. Schneider Family Trust of all of its assets and (b) the rights and obligations of Liberty may be assigned to one or more Affiliates of Liberty, in each case provided that (i) each such Person executes an instrument agreeing to be bound by this Agreement to the same extent as the assigning party, (ii) the assigning party shall not be released from its obligations under this Agreement and (iii) such assignment shall not adversely affect the ability of the parties to timely satisfy the conditions of the Closing. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

10.4   Entire Agreement; Amendment.

        This Agreement (including the Exhibits, Annexes and Schedules), and the Other Agreements constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. Neither this Agreement nor any term hereof may be (a) amended other than by a written instrument signed by Liberty and the Deciding Stockholders or (b) waived other than by a written instrument signed by, as applicable, Liberty or the Deciding Stockholders; provided, however, that any such amendment or waiver by the Deciding Stockholders that adversely affects the rights or obligations of any particular Stockholder (or group of Stockholders) differently than the Stockholders generally must be approved by that Stockholder (or, if applicable, Stockholders holding a majority of the Class B Shares held by such group of Stockholders).

10.5   Confidentiality.

        Each party hereto agrees that, except with the prior written consent of the other parties or as required by law or stock exchange listing requirements (including any listing agreement), it shall at all times keep confidential and not divulge, use, furnish or make accessible to anyone (other than the representatives or Affiliates of Liberty or any Stockholder) any confidential information, knowledge or data concerning or relating to the business or financial affairs of any other party to which such party has been or shall become privy by reason of this Agreement (including Section 8.3), discussions or negotiations relating to this Agreement or the performance of its obligations hereunder. The provisions of this Section 10.5 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto and any confidentiality obligation of any party to UGC or any of its Subsidiaries. Notwithstanding anything to the contrary set forth herein, the obligations of confidentiality contained herein (the "Confidentiality Obligations"), as they relate to the

Exchange shall not apply to the "tax structure" or "tax treatment" of the Exchange (as these terms are used in Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations (the "Confidentially Regulation") promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended), and each party (and any employee, representative or agent of such party) may disclose to any and all Persons, without limitation of any kind, the "tax structure" and "tax treatment" of the Exchange (as these terms are defined in the Confidentiality Regulation). In addition, each party acknowledges that it has no proprietary or exclusive rights to any tax matter or tax idea relating to the Exchange.

10.6   Notices.

        All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt, or if earlier, (a) five days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed as follows, or at such other address as a party may designate by written notice to the other parties to this Agreement pursuant to the provisions of this Section 10.6 (except that such notice of change of address will not be deemed given until actually received):

    (i)
    if to Liberty, to:

      12300 Liberty Boulevard
      Englewood, Colorado 80112
      Facsimile: (720) 875-5858
      Attention: Elizabeth M. Markowski

    with a copy, which shall not constitute sufficient notice, to:

      Baker Botts L.L.P.
      30 Rockefeller Plaza
      New York, New York 10112
      Facsimile: (212) 408-2501
      Attention: Robert W. Murray Jr.

    (ii)
    if to a Stockholder, to such Stockholder's address set forth on the signature pages hereto.

10.7   Delays or Omissions.

        It is agreed that no delay or omission to exercise any rights, power or remedy accruing to any party upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, consent or approval of any kind or character on Liberty's or any Stockholder's part of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and as specified in Section 10.4. All remedies, either under this Agreement or otherwise afforded to any party, shall be cumulative and not alternative, except as specifically provided otherwise.

10.8   Headings.

        All Section headings are for reference and convenience purposes only and are not entitled to, nor should they, be accorded substantive effect.

10.9   Counterparts; Facsimile Copies.

        This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument. Facsimile copies hereof may be signed as counterpart originals.

10.10   Severability.

        In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severance shall be effective if it materially changes the economic benefit of this Agreement to any party.

10.11   Interpretation.

        When a reference is made in this Agreement to Exhibits, Annexes, Schedules, Articles or Sections, such reference shall be to an Exhibit, Annex, Schedule, Article or Section to this Agreement unless otherwise indicated. The words "include," "includes," "included" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "or" is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Any reference in this Agreement to the term "business day" shall mean any calendar day other than a Saturday, Sunday or day on which the banks in New York, New York or Denver, Colorado are authorized by law to close. Any reference in this Agreement to the term "day" without the qualification of "business" shall mean any calendar day. Whenever reference is made to a Person's "actual knowledge" such term means the Person's actual knowledge of the matter indicated, it being understood that such Person is under no obligation to make inquiries or investigations with respect to such matter. Whenever a party is required to use "reasonable efforts" to cause UGC or its Subsidiaries or their respective directors, officers or representatives to take, or refrain from taking, an action, such term means that such party will take such actions as it can take without violating, or causing such director, officer or representative to violate, any fiduciary duties such party has to UGC, any of its Subsidiaries or any other Person.

10.12   Rules of Construction.

        The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.13   Expenses.

        Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants, legal counsel, brokers and finders) shall be paid by the party incurring such expense. In the event of any action, suit or proceeding, at law or in equity, among the parties relating to the enforcement of the parties' rights and obligations under or in respect of this Agreement, the party that prevails in such action, suit or proceeding shall be entitled to reimbursement from the non-prevailing party of its costs and expenses reasonably incurred relating to such enforcement (or defense).

10.14   Further Assurances.

        If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement with respect to the transactions consummated at the Closing and to vest Liberty with full title to the Transferred B Shares delivered at the Closing, each party shall, upon the request and at the expense of the other party, and without further consideration, execute and deliver such other instruments of conveyance and transfer, fully cooperate with the requesting party and take such other actions as the requesting party reasonably may request.

10.15   Enforcement.

        Each party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party irreparable harm. Accordingly, each party agrees that, in the event of any breach or threatened breach of this Agreement by a party, the other parties, in addition to any other remedies at law or in equity they may have, shall be entitled, without the requirement of posting a bond or providing a cross-undertaking in damages or other security, to equitable relief, including injunctive relief and an order for specific performance.

10.16   Consent to Jurisdiction.

        Each party will submit to the non-exclusive jurisdiction of any federal or state court located in the State of Colorado having subject matter jurisdiction in the event of any dispute arising out of this Agreement. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any such federal or state court located in the State of Colorado and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.17   Waiver of Jury Trial.

        EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

10.18   No Broker's Fees.

        Each party hereto represents and warrants that no agent, broker, investment banker, Person or firm acting on behalf of or under the authority of such party or any of its Affiliates is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 10.18 being untrue.

[Signature pages follow.]

        The foregoing Share Exchange Agreement is hereby executed as of the date first above written.

STOCKHOLDERS:

G. Schneider Holdings, LLLP
/s/ GENE W. SCHNEIDER		By:	/s/ GENE W. SCHNEIDER
Gene W. Schneider		Name:	Gene W. Schneider
Address:	4643 S. Ulster Street, Suite 1300	Title:	Executive Director
	Denver, Colorado 80237	Address:	4643 S. Ulster Street, Suite 1300 Denver, Colorado 80237
The Gene W. Schneider Family Trust
By:	/s/ TINA M. WILDES
Name:	Tina M. Wildes
Title:	Trustee
Address:	4643 S. Ulster Street, Suite 1300 Denver, Colorado 80237
Rochelle Limited Partnership		Rochelle Investment Limited Partnership
By:	/s/ CURTIS W. ROCHELLE	By:	/s/ CURTIS W. ROCHELLE
Name:	Curtis W. Rochelle	Name:	Curtis W. Rochelle
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact
Address:	2717 Carey Avenue Cheyenne, Wyoming 82001	Address:	2717 Carey Avenue Cheyenne, Wyoming 82001
/s/ CURTIS W. ROCHELLE		/s/ CURTIS W. ROCHELLE
Jim Rochelle		Kathleen Jaure
By Curtis W. Rochelle, Attorney-in-Fact		By Curtis W. Rochelle, Attorney-in-Fact
Address:	Box 967 Gillette, Wyoming 82717	Address:	Box 321 Rawlins, Wyoming 82301
/s/ CURTIS W. ROCHELLE
April Brimmer Kunz
By Curtis W. Rochelle, Attorney-in-Fact
Address:	6210 Brimmer Road Cheyenne, Wyoming 82009

Albert & Carolyn Company
By:	/s/ ALBERT M. CAROLLO, SR.
Name:	Albert M. Carollo, Sr.
Title:	Attorney-in-Fact
Address:	602 Broadway Rock Springs, Wyoming 82901
Carollo Company
By:	/s/ ALBERT M. CAROLLO, SR.
Name:	Albert M. Carollo, Sr.
Title:	Attorney-in-Fact
Address:	602 Broadway Rock Springs, Wyoming 82901
James R. Carollo Living Trust		John B. Carollo Living Trust
By:	/s/ ALBERT M. CAROLLO, SR.	By:	/s/ ALBERT M. CAROLLO, SR.
Name:	Albert M. Carollo, Sr.	Name:	Albert M. Carollo, Sr.
Title:	Attorney-in-Fact	Title:	Attorney-in-Fact
Address:	Box 772870 Steamboat Springs, Colorado 80477	Address:	602 Broadway Rock Springs, Wyoming 82901
/s/ TINA M. WILDES
Tina M. Wildes
Address:	4643 S. Ulster Street, Suite 1300 Denver, Colorado 80237
LIBERTY:
Liberty Media Corporation
By:	/s/ ELIZABETH M. MARKOWSKI
Name:	Elizabeth M. Markowski
Title:	Senior Vice President

Annex A

        1.     The terms defined below have the meanings set forth below for all purposes of this Agreement.

        An "Affiliate" of any Person shall mean any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. For the avoidance of doubt, neither UGC nor any of its Subsidiaries will be deemed to be an Affiliate of Liberty prior to the Closing.

        "Class C Director" means any director of UGC that is designated as a Class C Director by the restated certificate of incorporation of UGC.

        "Commission" means the United States Securities and Exchange Commission and the staff of the United States Securities and Exchange Commission.

        "Company Commission Filings" means all reports, registration statements, proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed or required to be filed by UGC or UPC with the Commission since December 31, 2001.

        "Control" and derivative terms mean the ability to direct or cause the direction (whether through the ownership of voting securities or partnership interests, by Contract or otherwise) of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by Contract or otherwise) the decision to engage in the particular conduct at issue.

        "Contract" means any mortgage, indenture, lease, contract, agreement, instrument, bond, note or franchise.

        "Deciding Stockholders" means Stockholders holding a majority of the Class B Shares (which majority shall include Gene W. Schneider or his personal representative).

        "Exchange Act" means the Securities Exchange Act of 1934, and the rules and regulations thereunder.

        "Family Member" with respect to a person includes such person's spouse, parents, grandparents, children, grandchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law.

        "Filing" means any registration, declaration, application or filing.

        "Governmental Entity" means any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

        "Injunction" means any permanent or preliminary injunction or temporary restraining order or other similar order issued or entered by any court or other Governmental Entity.

        "Judgment" means any order, writ, injunction, award, judgment, ruling or decree of any Governmental Entity.

        "Law" means any statute, law, ordinance, rule, regulation, registration, permit, order, license, decree or judgment, including any of the foregoing as they relate to tax.

        "Legal Proceeding" means any private or governmental action, suit, complaint, arbitration, legal or administrative proceeding or investigation.

        "License" means any license, franchise, authorization, permit, certificate, variance, exemption, concession, consent, lease, right of way, easement, instrument, order or approval, domestic or foreign, of any Governmental Entity.

        "Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

        "Material Adverse Change" or "Material Adverse Effect" with respect to any Person or group of Persons means any event, change or effect that is materially adverse to the business, condition

(financial or otherwise), operating results, material customer or supplier relationships, properties, prospects, assets (including intangible assets) or liabilities of such Person and its Subsidiaries, taken as a whole.

        "New United Founders Agreement" means the Founders Agreement (New United), dated January 30, 2002, among the Founders.

        "Onerous Condition" means any action by a Governmental Entity or other Person that makes the consent, authorization, approval, permit, license or waiver of such Person to or of the consummation of the transactions contemplated by this Agreement contingent upon any party to this Agreement or any of their respective Affiliates (provided that for purposes hereof an Onerous Condition with respect to UGC or any of its Subsidiaries shall be deemed to be an Onerous Condition with respect to Liberty and not with respect to any Stockholder or any of its Affiliates) doing any of the following things:

  (a)
  paying any material consideration or any damages or penalties to such Person (other than ordinary filing fees and similar charges);

  (b)
  surrendering, modifying or amending any material License or Contract (including this Agreement or the Other Agreements);

  (c)
  holding separately (in trust or otherwise), divesting itself of, or otherwise rearranging the composition of any of the material assets of such Person or its Subsidiaries (or the voting rights and/or power of control associated with such assets);

  (d)
  agreeing to any material limitations on such Person's or its Subsidiaries' freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by such Person or its Subsidiaries; or

  (e)
  agreeing to any of the foregoing or to any other conditions that would impose material limitations or obligations on such Person or its Subsidiaries.

except, in the case of clauses (c), (d) or (e) for any such limitation or requirement that applies to such Person and its Subsidiaries in the same manner on the date of this Agreement (taking into account the manner in which such Person's and its Subsidiaries' assets and businesses are constituted on the date of this Agreement) as a result of a Law or Judgment in existence (and as enforced or deemed applicable by the relevant Governmental Entities with authority to enforce or interpret such Law or Judgment) on the date of this Agreement.

        "Other Agreements" means (a) with respect to any Stockholder, the Registration Rights Agreement and the Termination Agreement and (b) with respect to Liberty, the Registration Rights Agreement and the New Standstill Agreement.

        "Person" shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a Governmental Entity.

        "Promissory Notes" means the following promissory notes executed by UGCH Finance, Inc. (f/k/a United Programming Argentina II, Inc.), a Colorado corporation, as borrower and LBTW I, Inc., a Colorado corporation, as lender:

  (a)
  Note dated January 30, 2002, in the principal amount of $17,270,536.90, due January 30, 2003.

  (b)
  Note dated January 31, 2002, in the principal amount of $2,082,000, due January 31, 2003.

  (c)
  Note dated February 1, 2002, in the principal amount of $6,696,000, due February 1, 2003.

  (d)
  Note dated February 4, 2002, in the principal amount of $34,759,200, due February 4, 2003.

  (e)
  Note dated February 5, 2002, in the principal amount of $36,417,600, due February 5, 2003.

  (f)
  Note dated February 28, 2002, in the principal amount of $5,502,519.61, due February 28, 2003.

        "Restrictions" with respect to any capital stock, partnership interest, membership interest in a limited liability company or other security shall mean any voting or other trust or agreement, option, warrant, preemptive right, right of first offer, right of first refusal, right of last refusal, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract or any Law that, conditionally or unconditionally, (a) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any Person acquiring, (i) any of such capital stock or other security; (ii) any of the proceeds of, or any distributions paid or that are or may become payable with respect to, any of such capital stock or other security; or (iii) any interest in such capital stock or other security or any such proceeds or distributions; (b) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions (other than ministerial requirements related to transfers); or (c) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, is reasonably likely to create a Lien affecting such capital stock or other security, proceeds or distributions.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Subsidiary" means, with respect to any Person (a) a corporation a majority in voting power of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar Restriction, (b) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (i) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (ii) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, (c) any other Person in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar Restriction, or (ii) in the absence of such a governing body, at least a majority ownership interest or (d) any other Person that is required to be consolidated with such Person for financial statement purposes in accordance with generally accepted accounting principles in the United States; provided, however, that except as otherwise expressly indicated in this Agreement, none of UGC nor any of its Subsidiaries shall be deemed to be a Subsidiary of Liberty.

        "UPC" means United Pan-Europe Communications, N.V., a company organized under the laws of the Netherlands.

        2.     The following terms shall have the respective meanings ascribed thereto in the indicated sections of the Agreement.

Term	Section
Agreement	Preamble
Alternate Transaction	8.4
Cash Consideration	Recitals
Class B Shares	Recitals
Closing	2.1
Closing Date	2.1
Confidentiality Obligations	10.5
Confidentiality Regulation	10.5
Exchange	Recitals
Extraordinary Transaction	8.4
Founders	Recitals
Indemnified Party	9.3
Indemnifying Party	9.3
Liberty	Preamble
Liberty Commission Filings	4.7
Liberty Material Adverse Effect	4.1
Liberty Shares	Recitals
Losses	9.1
New Standstill Agreement	Recitals
Old Standstill Agreement	Recitals
Reconstituted UGC Board	5.10
Registration Rights Agreement	2.2
Required Liberty Consents	4.4
Required Stockholder Consents	3.5
Stockholder	Preamble
Stockholder Material Adverse Effect	3.1
Stockholders Agreement	Recitals
Termination Agreement	Recitals
Transferred B Shares	1.1
UGC	Recitals
UGC Material Adverse Effect	3.3
Voting Agreement	Recitals

        Exhibits A, C, D and Schedules omitted.

EXHIBIT B

STANDSTILL AGREEMENT

        This Standstill Agreement (this "Agreement") is entered into as of                            , 2003, by and between UnitedGlobalCom, Inc., a Delaware corporation ("United"), and Liberty Media Corporation, a Delaware corporation ("Liberty").

Background

        Pursuant to a Share Exchange Agreement, dated as of August    , 2003 (the "Share Exchange Agreement"), by and among Liberty and the holders of the Class B Stock (the "Stockholders"), the Stockholders are transferring to [identify Liberty or its designee, as appropriate] all of the outstanding shares of Class B Stock, in exchange (the "Exchange") for shares of Series A common stock, par value $0.01 per share of Liberty and cash as set forth therein.

        By virtue of the Exchange, the Stockholders Agreement, dated as of January 30, 2002 (the "Stockholders Agreement"), among United, Liberty, certain subsidiaries of Liberty and the Persons designated on the signature pages thereof as Founders will terminate in accordance with its terms. Upon termination of the Stockholders Agreement, among other things, the Standstill Agreement, dated as of January 30, 2002 (the "Old Standstill Agreement"), among United, Liberty and certain Liberty subsidiaries, and the Voting Agreement, dated as of January 30, 2002, among United and the Persons designated on the signature pages thereof as Founders, will each terminate in accordance with its terms, and the Class C Stock will be freely convertible into Class B Stock in accordance with the Restated Certificate of Incorporation of United.

Agreement

        In consideration of the promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  SECTION 11    Certain Definitions.

        In this Agreement, the following terms have the following meanings.

        Affiliate.    When used with reference to a specified Person, any Person who directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person specified; provided that (i) no officer or director of a Person, or any Affiliate of such officer or director, investing for his, her or its own account or otherwise acting in his, her or its individual capacity, and no director of a Person, or any Affiliate of such director, acting in his, her or its capacity as an officer, director, trustee, representative or agent of a Person that is not an Affiliate of the specified Person, and in each case not in concert with or at the direction or request of such specified Person, shall be deemed to be an Affiliate of such specified Person, (ii) none of Liberty and its Controlled Affiliates shall be deemed to be an Affiliate of United or any of its Controlled Affiliates and (iii) none of United and its Controlled Affiliates shall be deemed to be an Affiliate of Liberty and its Controlled Affiliates.

        Agreement.    As defined in the preamble.

        Board:    The Board of Directors of United.

        Business Day.    Any day other than Saturday, Sunday and a day on which banks are required or permitted to close in Denver, Colorado or New York, New York.

        Buyout Transaction.    A tender offer, exchange offer, merger or other transaction, as Liberty or the applicable Controlled Affiliate of Liberty may elect, that involves an offer to acquire or results in the acquisition of all of the outstanding shares of Common Stock held by Persons who are not Affiliates of Liberty ("Unaffiliated Stock").

        Class A Stock.    The Class A common stock, $0.01 par value per share, of United.

        Class B Stock.    The Class B common stock, $0.01 par value per share, of United.

        Class C Stock.    The Class C common stock, $0.01 par value per share, of United.

        Common Stock.    The Class A Stock, the Class B Stock and the Class C Stock.

        Control and derivative terms.    The possession directly or indirectly of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

        Controlled Affiliate.    When used with reference to a specified Person, an Affiliate of such Person that such Person directly, or through one or more intermediaries, Controls; provided that, none of United and its Controlled Affiliates shall be deemed to be a Controlled Affiliate of Liberty.

        Control Transfer.    Any sale, exchange, transfer or other disposition by Liberty or any of its Controlled Affiliates in one or more transactions of a number of shares of Common Stock representing Control of United, and any indirect transfer of such number of shares through any transfer of Control or relinquishment of Control of any Controlled Affiliate, to a Person that, after giving effect to such transaction (or the last such transaction), is not a Controlled Affiliate of Liberty, or to two or more Persons that, after giving effect to such transaction (or the last such transaction), are not Controlled Affiliates of Liberty and who together constitute a Group for purposes of such transferred Common Stock, but excluding a transfer by operation of law in connection with any merger, consolidation, statutory share exchange or similar transaction involving United.

        Equity Securities.    The Common Stock and any other voting securities issued by United (other than preferred stock with customary limited voting rights).

        Exchange Act.    The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        Fair Price.    The fair market value of a share of Common Stock determined using methodologies customarily employed by investment bankers in determining the fair market value of shares of publicly held companies, without applying any discount or premium for minority interests in the Common Stock and without regard to the transaction giving rise to the determination of Fair Price.

        Family Member.    With respect to a person includes such person's spouse, parents, grandparents, children, grandchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law and brothers- and sisters-in-law.

        Governmental Authority.    Any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

        Group.    As defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

        Independent Directors.    A director of United who would be considered to be independent as to United and Liberty under the applicable rules of the Nasdaq Stock Market and who is not a Stockholder or an Affiliate or Family Member of a Stockholder.

        Liberty.    As defined in the preamble.

        Maximum Percentage.    As of any relevant date, ninety percent of the total number of shares of Common Stock then outstanding.

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        Old Standstill Agreement.    As defined in the recitals.

        Person.    Any individual, firm, corporation, partnership, limited liability company, trust, joint venture, or other entity, and shall include any successor (by merger or otherwise) of such entity.

        Qualified Appraiser.    An investment banking firm of nationally recognized standing with experience in valuing businesses of the type then engaged in by United.

        Rights.    Any securities of United (which may include Equity Securities) that (contingently or otherwise) are exercisable, convertible or exchangeable for or into Equity Securities of United (with or without consideration) or that carry any right to subscribe for or acquire Equity Securities or securities exercisable, convertible or exchangeable for or into Equity Securities of United.

        Securities Act.    The Securities Act of 1933, as amended, and the rules and regulations thereunder.

        Short-Form Merger.    A merger of a parent and subsidiary or subsidiaries as contemplated by Section 253 of the Delaware General Corporation Law (or any successor provision of such law) or the equivalent under the law of any other applicable jurisdiction with respect to which statutory appraisal rights are available to holders of minority interests.

        Unaffiliated Stock.    As defined in the definition of Buyout Transaction.

        United.    As defined in the preamble.

  SECTION 12    Acquisition of Common Stock; Other Covenants.

        12.1 Liberty shall not, and shall not permit any of its Controlled Affiliates to, acquire any additional shares of Common Stock if immediately after such acquisition the number of shares of Common Stock owned, in the aggregate, by Liberty and its Controlled Affiliates would exceed the Maximum Percentage (a "Triggering Acquisition"), unless before or promptly following the Triggering Acquisition, or in connection therewith, Liberty commences or causes to be commenced a Buyout Transaction that complies with one of the following provisions of this Section 2. Liberty shall not be in breach of this Section 2(a) solely because Liberty and its Controlled Affiliates own, in the aggregate, a number of shares of Common Stock exceeding the Maximum Percentage after and because of any action taken by United or any Affiliate of United (including the repurchase or redemption by United or any of its Affiliates of Equity Securities or Rights, the issuance of Equity Securities or Rights, including pursuant to an offer by United or any of its Affiliates to its security holders of rights to subscribe for Equity Securities, the expiration of Rights, or the declaration by United of a dividend in respect of any class of Equity Securities payable at the election of such security holders either in cash or in Equity Securities) in respect of which Liberty or a Controlled Affiliate of Liberty shall not have taken any action except as permitted to be taken by holders of Equity Securities or Rights in their capacities as such (including as a result of an election not to tender any of such Equity Securities owned by Liberty or its Controlled Affiliates pursuant to any such offer to repurchase, an election to purchase Equity Securities or Rights pursuant to any such subscription offer or an election to be paid a dividend in respect of the Equity Securities owned by Liberty or its Controlled Affiliates in Equity Securities or Rights instead of cash).

        12.2 The Buyout Transaction may be effected as a Short-Form Merger on such terms and conditions as Liberty or its Controlled Affiliate may determine in its sole discretion. A Buyout Transaction in the form of a Short-Form Merger will be deemed to have been promptly commenced if a public announcement of the intention to effect a Short-Form Merger is made promptly following the Triggering Acquisition and Liberty or the applicable Controlled Affiliate commences taking the steps required to effect the Short-Form Merger as promptly as practicable thereafter.

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        12.3 If the Buyout Transaction is to be effected other than through a Short-Form Merger, then Liberty or the applicable Controlled Affiliate shall disclose to the Board the manner in which the Buyout Transaction is to be effected and the consideration to be paid or delivered therefor, which notice, in the case of a tender offer or exchange offer or similar transaction, may be given contemporaneously with the commencement thereof.

        12.4 If the Buyout Transaction is to be effected by operation of law through a merger, consolidation or other reorganization (other than a Short-Form Merger) and a majority of the Independent Directors have not voted against approval by the Board of the proposed transaction, then such Buyout Transaction may be effected on the terms and for the consideration approved by the Board. If a majority of the Independent Directors have voted against approval by the Board of the proposed transaction, United shall promptly so notify Liberty or the applicable Controlled Affiliate and the Buyout Transaction will be suspended pending the determination of the Appraised Value of a share of Common Stock pursuant to Section 2(f). Following such determination, Liberty or the applicable Controlled Affiliate may, but will not be obligated to, proceed with the Buyout Transaction provided that the value of the consideration per share of Common Stock to be received by the holders of Unaffiliated Stock, as determined by the Board at the time the definitive agreement for such Buyout Transaction is approved, is not less than the Appraised Value.

        12.5 If the Buyout Transaction is a tender offer, exchange offer or other transaction that is not by operation of law, and a majority of the Independent Directors have not voted to recommend against acceptance of such Buyout Transaction, then such Buyout Transaction may be effected for the same or any greater consideration than that notified to the Board. If a majority of the Independent Directors have voted to recommend against acceptance of such Buyout Transaction, then United shall promptly so notify Liberty or the applicable Controlled Affiliate and the Buyout Transaction will be suspended pending the determination of the Appraised Value of a share of Common Stock pursuant to Section 2(f). Following such determination, Liberty or the applicable Controlled Affiliate may, but will not be obligated to, proceed with the Buyout Transaction provided that the value of the consideration offered per share of Common Stock, as determined by the Board at the time the transaction is permitted to proceed, is not less than the Appraised Value.

        12.6 Within ten days after Liberty's receipt of a notice from United pursuant to Section 2(d) or 2(e) above, each of Liberty and United, by action of a committee of the Board comprised solely of the Independent Directors, shall select a Qualified Appraiser, each of which Qualified Appraisers shall make a determination (each such determination, an "Appraisal") of the Fair Price of a share of the Common Stock and shall deliver the written report of such Appraisal to the parties within 20 days following the retention of such Qualified Appraiser. If the higher of such Appraisals is less than or equal to 110% of the lower of such Appraisals, then the Appraised Value shall be equal to the arithmetic average of such Appraisals. If the higher of such Appraisals is greater than 110% of the lower of such Appraisals, then a third Qualified Appraiser shall be selected by the first two Qualified Appraisers within five days after the final initial Appraisal is completed. The third Qualified Appraiser shall make an Appraisal of the Fair Price of a share of the Common Stock and shall deliver the written report of such Appraisal within 20 days following the retention of such third Qualified Appraiser, and the Appraised Value shall equal the arithmetic average of the two of such three Appraisals closest in value (or if there are no such two, then of all three Appraisals).

        12.7 In connection with any Appraisal of the Fair Price of a share of Common Stock pursuant to this Agreement, United shall, and shall cause its Controlled Affiliates to, cooperate with such Appraisal and any Qualified Appraiser. In furtherance and not in limitation of the foregoing, in connection with any Appraisal United will, and will cause each of its Controlled Affiliates to, (i) provide all requested books, records and financial information regarding such Person and such Person's business, assets, properties and financial condition to each such Qualified Appraiser, (ii) make its officers available to such Qualified Appraiser in order to answer questions about such

4

Person's business, assets, properties and financial condition and (iii) otherwise take such actions as may be necessary in order to ensure that the Qualified Appraisers are in possession of all information necessary to complete the Appraisals within the time frames specified above.

  SECTION 13    Control Transaction.

        Liberty shall not effect or permit to be effected a Control Transfer, unless the Person that, after giving effect to such transaction, will Control United, delivers to United an undertaking to become a party to this Agreement with the same rights and obligations as if it had been named as Liberty hereunder, and upon such delivery Liberty shall be released from all obligations under this Agreement.

  SECTION 14    Stockholders Agreement.

        In consideration of the covenants made by Liberty herein, United hereby agrees that the covenants made by it in Section 10(a) of the Stockholders Agreement shall remain in effect, notwithstanding the termination of the Stockholders Agreement, with the same force and effect as if set forth in full herein.

  SECTION 15    Representations and Warranties.

        Each of Liberty, on the one hand, and United, on the other, represent and warrant to each other as of the date of this Agreement as follows:

        (a)   Such party has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes such party's valid and binding obligation, enforceable in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        (b)   Such party has obtained all authorizations, permits, approvals or consents of any Persons, including all authorizations, permits, approvals or consents of any Governmental Authorities, necessary to enter into and perform its obligations under this Agreement, except as would not, individually or in the aggregate, adversely affect such party's ability to perform its obligations under this Agreement.

        (c)   This Agreement and the transactions it contemplates do not conflict with any applicable law or any contract or agreement to which it is a party or constitute a default under any such contract or agreement, except as would not, individually or in the aggregate, adversely affect such party's ability to perform its obligations under this Agreement.

        SECTION 16    Remedies.    Each of the parties acknowledges and agrees that in the event of any breach of this Agreement, the nonbreaching party would be irreparably harmed and could not be made whole by monetary damages. Accordingly, the parties to this Agreement, in addition to any other remedy to which they may be entitled hereunder or at law or in equity, shall be entitled to compel specific performance of this Agreement.

        SECTION 17    Termination.    The provisions of this Agreement will expire on June 25, 2010.

        SECTION 18    Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing, shall be deemed to have been duly given when delivered

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personally or, sent by telecopy, or recognized service providing for guaranteed delivery, addressed as follows:

          18.1 If to United, to it at:

      UnitedGlobalCom, Inc.
      4643 South Ulster Street
      Suite 1300
      Denver, Colorado 80237
      Attention: President
      Fax:(303) 770-4207

    with copies to:

      UnitedGlobalCom, Inc.
      4643 South Ulster Street
      Suite 1300
      Denver, Colorado 80237
      Attention: General Counsel
      Fax: (303) 770-4207

    and to

      Holme Roberts & Owen LLP
      1700 Lincoln, Suite 4100
      Denver, Colorado 80203
      Attention: W. Dean Salter, Esq.
      Fax: (303) 866-0200

          18.2 If to Liberty, to it at:

      Liberty Media Corporation
      12300 Liberty Blvd.
      Englewood, Colorado 80112
      Attention: President
      Fax:(720) 875-5382

    with copies to:

      Liberty Media Corporation
      12300 Liberty Blvd.
      Englewood, Colorado 80112
      Attention: Elizabeth M. Markowski, Esq.
      Fax:(720) 875-5858

    and to

      Baker Botts L.L.P.
      30 Rockefeller Plaza
      New York, New York 10112
      Attention: Robert W. Murray, Esq.
      Fax: (212) 408-2501

or to such other person or address or addresses as Liberty or United shall specify by notice in accordance with this Section 8. All notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the first Business Day after delivery was guaranteed by a recognized delivery service, except that any change of address shall be effective only

6

upon actual receipt. Written notice given by telecopy shall be deemed effective when confirmation is received by the sending party.

        SECTION 19    Entire Agreement.    This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements (except to the extent referenced hereby), oral or otherwise, regarding the subject matter hereof shall have any effect unless in writing and executed by the parties after the date of this Agreement. Without limiting the generality of the foregoing, this Agreement supersedes and discharges the Old Standstill Agreement; provided that, United's obligations under the final sentence of Section 9(b) of the Old Standstill Agreement shall survive the execution and delivery hereof and the termination of the Old Standstill Agreement.

        SECTION 20    Applicable Law, Jurisdiction; Waiver of Jury Trial.    This Agreement shall be governed by Colorado law without regard to conflict of law rules. The parties hereby irrevocably submit to the exclusive jurisdiction of any Colorado State or United States Federal court sitting in Colorado, and the undersigned hereby irrevocably agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard and determined in such a State or Federal court. The undersigned further waive any objection to venue in such State and any objection to any action or proceeding in such State on the basis of a non-convenient forum. Each party hereby IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY in any proceeding brought with respect to this Agreement or the transactions contemplated hereby.

        SECTION 21    Headings.    The headings in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

        SECTION 22    Counterpart Execution.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which will constitute a single agreement.

        SECTION 23    Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, and their permitted successors and assigns any benefits, rights or remedies. Except as contemplated by Section 3 hereof, neither this Agreement nor the rights or obligations of any party may be assigned or delegated, by operation of law or otherwise without the prior written consent of Liberty and United.

        SECTION 24    Severability.    The invalidity or unenforceability of any provision of this Agreement in any application shall not affect the validity or enforceability of such provision in any other application or the validity or enforceability of any other provision.

        SECTION 25    Waivers and Amendments.    No waiver of any provision of this Agreement shall be deemed a further or continuing waiver of that provision or a waiver of any other provision of this Agreement. This Agreement may not be amended except in a writing signed by United and Liberty. The Board, by majority vote of the Independent Directors, may in it sole discretion waive any provision of this Agreement that imposes obligations on or restricts the rights of or actions by Liberty.

        SECTION 26    Interpretation.    As used herein, except as otherwise indicated herein or as the context may otherwise require, the words "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; the words "hereof," "herein," "hereunder" and comparable terms refer to the entirety of this Agreement and not to any particular article, section or other subdivision hereof; any pronoun shall include the corresponding masculine, feminine and neuter forms; the singular includes the plural and vice versa; references to any agreement or other document are to such agreement or document as amended and supplemented from time to time; references to any statute or regulation are to it as amended and supplemented from time to time, and to any corresponding provisions of successor statutes or regulations; references to "Article," "Section" or another subdivision are to an article, section or subdivision hereof; and all references to "the date hereof," "the date of this Agreement" or

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similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date. Any reference herein to a "day" or number of "days" (without the explicit qualification of "Business") shall be deemed to refer to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

        SECTION 27    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[signature page follows]

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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

UNITEDGLOBALCOM, INC., a Delaware corporation
By:

Name:

Title:

LIBERTY MEDIA CORPORATION, a Delaware corporation
By:

Name:

Title:

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